Exhibit 99.01

Valero to Acquire Former Houston Refinery from LyondellBasell

•Plans to Restart 165,000 BPD of Throughput Capacity by Year-End 2027
•Opportunity to Invest in High-Complexity, Heavy Sour Crude Processing

SAN ANTONIO, October 30, 2026 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that its wholly owned subsidiary, Valero Refining-Texas, L.P., entered into a definitive agreement to acquire all the outstanding equity interests of LYB Houston Hub Holdings LLC (“LYB Houston”) from a subsidiary of LyondellBasell Industries N.V. (“Lyondell”) for a purchase price of $320.5 million, subject to closing adjustments. Closing of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is expected to occur by the end of 2026. LYB Houston indirectly owns an approximately 700-acre facility adjacent to Valero’s Houston refinery on the Houston Ship Channel in Texas that operated as a petroleum refinery. Valero currently expects to initially restart 165,000 BPD of light sweet crude processing capacity by year-end 2027. The acquisition also provides the opportunity to later invest in high-complexity, heavy sour crude processing.

“This acquisition is a unique opportunity to strategically expand Valero’s U.S. Gulf Coast footprint at a fraction of replacement value and enhance the long-term strength of our refining system,” said Lane Riggs, Chairman, CEO and President of Valero. “It is expected to provide a compelling financial return, consistent with Valero’s disciplined capital allocation framework, while generating attractive commercial optimization opportunities and supporting future investment in high-complexity, heavy sour crude oil processing.”

Valero has prepared a presentation related to the transaction, which will be posted on its Investor Relations website and furnished as an exhibit in a Current Report on Form 8-K.

About Valero
Valero Energy Corporation, through its subsidiaries (collectively, Valero), is a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and sells its products primarily in the United States (U.S.), Canada, the United Kingdom (U.K.), Ireland, and Latin America. Valero operates 14 petroleum refineries located in the U.S., Canada, and the U.K. with a combined throughput capacity of approximately 3.0 million barrels per day. Valero is a joint venture member in Diamond Green Diesel Holdings LLC, which produces low-carbon fuels including renewable diesel and sustainable aviation fuel (SAF), with a production capacity of approximately 1.2 billion gallons per year in the U.S. Gulf Coast region. See the annual report on Form 10-K for more information on SAF. Valero also owns 12 ethanol plants located in the U.S. Mid-Continent region with a combined production capacity of approximately 1.7 billion gallons per year. Valero manages its operations through its Refining, Renewable Diesel, and Ethanol segments. Please visit investorvalero.com for more information.

Valero Contacts
Investors:
Brian Donovan, Vice President – Investor Relations, 210-345-1682
Eric Herbort, Director – Investor Relations and Finance, 210-345-3331
Gautam Srivastava, Director – Investor Relations, 210-345-3992

Media:
Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002

Safe-Harbor Statement
Statements contained in this release that state Valero’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” “target,” “commitment,” “opportunity,” “plans,” “forecast,” “guidance” and other similar expressions identify forward-looking statements. Forward-looking statements in this release include statements regarding the expected completion of the acquisition, the expected financial return of the acquisition and any investment, the potential resumption of refining operations at the facility and future investment, and the impact of any such resumption and investment on Valero’s business or financial performance. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Valero’s control, such as legislative or political changes or developments, market dynamics, cyberattacks, weather events, and other matters affecting Valero’s operations and financial performance or the demand for Valero’s products. These factors also include, but are not limited to, the uncertainties that remain with respect to current or contemplated legal, political, or regulatory developments that are adverse to tariffs, global geopolitical and other conflicts and tensions, the impact of inflation and crude oil and petroleum product market disruptions on margins and costs, economic activity levels, actions in response to supply and demand imbalances for refined petroleum products, and the adverse effects the foregoing may have on Valero’s business plan, strategy, operations and financial performance. For more information concerning these and other factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual report on Form 10-K, quarterly reports on Form 10‑Q, and other reports filed with the Securities and Exchange Commission and available on Valero’s website at www.valero.com.